EXHIBIT 7

AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT (this “Amendment”) is dated as of July 8, 2009, by and between YOUNG ENERGY PRIZE S.A., a Luxembourg corporation (“Pledgor”), and SOPAK AG, a Swiss corporation (“Pledgee”).

WHEREAS, Pledgor and Pledgee entered into a Pledge and Security Agreement, dated as of July 7, 2009 (the “Agreement”), which they now wish to amend as provided herein.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.        The definition of “Pledged Securities” set forth in the Agreement is hereby amended to read as follows:

“Pledged Securities” shall mean (i) 8,695,652 shares of common stock, par value $0.01 per share, of Magellan represented by Certificate Nos. 112337, 112338, 112339, 112340, 112341, 112342, 112343 and 112344 each representing 966,183 shares and Certificate No. 112345 representing 966,188 shares, (ii) 568,985 shares of common stock, par value $0.01 per share of Magellan, represented by Certificate No. 114012 (the “ANS Certificate” and together with the Certificates described in clause (i), the “Certificates”) and (iii) the Warrant and any and all shares of common stock of Magellan which may be purchased pursuant to the Warrant.

3.        Upon execution and delivery of this Amendment, Pledgor shall deliver to Pledgee the ANS Certificate, accompanied by (i) an executed stock power in blank in favor of Pledgee, the rights of Pledgee under which shall be exercisable only during the continuation of an Event of Default and in accordance with the terms of the Agreement, and (ii) such other instruments or documents as Pledgee or its counsel may reasonably request, in each case in a form acceptable to Pledgee;

4.        Except as specifically amended hereby, the Agreement shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not effect a novation of the Agreement. Pledgor hereby ratifies and reaffirms each of the terms and conditions of the Agreement and all of its obligations thereunder. Pledgor hereby agrees that all liens and security interest securing payment of the Obligations are hereby renewed, ratified and brought forward as security for the payment and performance of the Obligations.

5.        This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to Pledge and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PLEDGOR:

YOUNG ENERGY PRIZE S.A.

By:	/s/ Patrick Hansen
	Name:	Patrick Hansen
	Title:	Director

Attest:
Name:
Title:

PLEDGEE:

SOPAK AG

By:	/s/ Yana Tikhonova
	Name:	Yana Tikhonova
	Title:	Under Power of Attorney

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